Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement Nos. 333-233934 and 333-233934-01 on Form F-1 of our reports dated February 28, 2019, relating to the consolidated financial statements of Brookfield Infrastructure Partners L.P. and subsidiaries (“BIP”), and the effectiveness of BIP’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of BIP for the year ended December 31, 2018. We also consent to the reference to us under the heading “Experts, Transfer Agent and Registrar” in such Prospectus.

We also consent to the use in this Amendment No. 1 to Registration Statement Nos. 333-233934 and 333-233934-01 on Form F-1 of our report dated September 25, 2019 relating to the combined carve-out financial statements of the Utilities Operations of Brookfield Infrastructure Partners L.P. appearing in the Prospectus, which is part of such Registration Statement. We also consent to the reference to us under the heading “Experts, Transfer Agent and Registrar” in such Prospectus.

We also consent to the use in this Amendment No. 1 to Registration Statement Nos. 333-233934 and 333-233934-01 on Form F-1 of our report dated September 25, 2019 relating to the financial statements of Brookfield Infrastructure Corporation appearing in the Prospectus, which is part of such Registration Statement. We also consent to the reference to us under the heading “Experts, Transfer Agent and Registrar” in such Prospectus.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

November 13, 2019